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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Regions Financial Corporation for the registration of up to 667,234 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 1997 (except for the last two paragraphs of Note Q as to which the date is March 13, 1997), with respect to the consolidated financial statements of Regions Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commmission.


/s/ Ernst & Young LLP
Birmingham, Alabama
October 1, 1997